Exhibit 99.1

Markman Hearing Date for VTech and Uniden Litigation Now Set for November 10, 2014

- Efforts to Monetize Patent Portfolio Continue to Move Forward -

BETHESDA, MD, October 1, 2014 /PRNewswire/ — Spherix Incorporated (Nasdaq: SPEX) — an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that the Markman hearing for Spherix’s litigation against VTech and Uniden in the U.S. District Court for the Northern District of Texas has been rescheduled for November 10, 2014. This hearing was originally scheduled for October 2, 2014. The Court Order setting the Markman date was received after the close of business on September 29, 2014. As previously indicated, all litigation dates are subject to change at any time.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “changes to the litigation schedule are often altered, based on requests from the court or from the parties. It’s a normal part of the litigation cycle.”

Mr. Hayes continued, “Each case is unique, and there can be no assurances in this case, but Markman hearings typically represent an inflection point in the litigation. While this process can still take a few months to resolve, normally a Markman hearing can give the parties an understanding of how key terms will be construed. It therefore provides each side some guidance. The timing of the ruling by the Court after the Markman hearing is issued at the Court’s discretion.”

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com